Exhibit 23.2
AUDITORS’ CONSENT
TO THE BOARD OF DIRECTORS OF INTEROIL CORPORATION
We consent to incorporation by reference in this Registration Statement on Form F-10 of InterOil Corporation of our audit report dated March 4, 2005, with respect to the consolidated balance sheet of InterOil Corporation as at 31 December 2004 and the consolidated statements of operations, shareholders’ equity and cash flows of InterOil Corporation for the year then ended, which report appears on Form 40-F/A of InterOil Corporation dated October 30, 2007.
/s/KPMG
Brisbane, Australia
January 30, 2008